Exhibit 99.1

                         [Park Bancorp, Inc. Letterhead]


August 12, 1999


(BW) PARK-BANCORP (PFED) Park Bancorp, Inc. announces stock repurchase program


     CHICAGO-(BUSINESS WIRE) August 12, 1999 - Park Bancorp, Inc. (NASDAQ:
PFED), the holding company for Park Federal Savings Bank, today announced that its Board of Directors has authorized the repurchase for up to 10 percent of the Company's outstanding common stock, up to 212,311 shares, over the next six months.

     The Company currently has 2,123,118 shares of common stock outstanding.

     Stock repurchased under the program will be made in open market or negotiated transactions and may commence immediately. The purchased stock will be used for general corporate purposes.

     "This repurchase of up to 10 percent of the Company's outstanding common stock is an effective use of our excess capital that we believe will have a positive impact on the value of our shareholders' investment," said David A. Remijas, Chairman and President.

     Headquartered in Chicago, Park Federal Savings Bank is a community-oriented institution offering a variety of retail financial services to meet the needs of the communities it serves. The Bank currently operates three full-service offices, two of which are located on the southwest side of Chicago and one in suburban Westmont, Illinois.

         CONTACT:          Park Bancorp, Inc., Chicago
                           David Remijas, Chairman            (630) 969-8900
                           Steven J. Pokrak, Treasurer        (773) 582-8616

         KEYWORD:          ILLINOIS
         INDUSTRY KEYWORD: BANKING